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Exhibit 3.1.1

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
OF INSTANET, INC.

(Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)

1.
The name of the corporation is Instanet, Inc.

2.
Article 1 of the corporation's articles of incorporation is amended to read as follows:

Article 1

Name

        The name of the corporation is: VitaCube Systems Holdings, Inc.

3.
The stockholders holding 79.45% of the voting power of the corporation voted in favor of the amendment.

4.
The effective date of the amendment is September 8, 2003.

Dated: August 22, 2003

/s/ SANFORD D. GREENBERG Sanford D. Greenberg, President

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CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF INSTANET, INC.